Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-217893) of our report dated June 14, 2017, relating to our audits of the consolidated balance sheets of LiveXLive Media, Inc. (formerly Loton, Corp) as of March 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ Weinberg and Company, P.A.

Weinberg and Company, P.A.

Los Angeles, California
October 6, 2017